Exhibit 99.1

NEWS RELEASE	2006-05

HECLA AND GREAT BASIN GOLD MODIFY HOLLISTER EARN-IN AGREEMENT; DISMISS LITIGATION

FOR IMMEDIATE RELEASE
March 1, 2006

        COEUR D’ALENE, IDAHO — Hecla Mining Company (HL: NYSE) and Great Basin Gold Ltd. (TSX: GBG; AMEX: GBN) have modified the 2002 Earn-in Agreement to the Hollister Development Block (HDB) gold exploration project in Nevada and consequently the parties have agreed to dismiss all litigation immediately.

        Hecla Mining Company President and Chief Executive Officer Phillips S. Baker, Jr., said, “Great Basin Gold and Hecla have modified the Earn-in Agreement to reflect changing conditions at the Project, and markets in general, primarily by revising certain deadlines or milestones in the original Earn-in Agreement and funding commitments by Hecla. We’re more optimistic than ever that this Project can be very successful and profitable for both of us. The underground exploration drift has intersected the vein structures, underground drilling platforms have been constructed and the drill rigs are now turning. The drill holes will be short, closely spaced holes, less than 700 feet in length, aimed at upgrading the resource previously identified by Great Basin Gold and converting it to reserve.”

        Great Basin Gold (GBG) President and Chief Executive Officer Ferdi Dippenaar added, “GBG continues to believe in the great potential of the high-grade gold deposit at Hollister. The sooner an underground drilling program and feasibility study can be completed, the sooner a decision can be made on whether this very prospective property has the potential to become a mine. We hope to make that decision early in 2007.”

        Last December, the exploration decline intersected the Gwenivere vein at 2720 feet from the decline portal. The two initial exposures of the vein returned some very high-grade assays. The first exposure assayed 3.17 ounces of gold and 28.3 ounces of silver per ton over a true width of 8.2 feet (including a section of 7.47 ounces of gold and 50.0 ounces of silver per ton over 3.3 feet). The second exposure assayed at 0.49 ounce of gold and 7.9 ounces of silver per ton over 15.2 feet (including a section of 0.77 ounce of gold and 9.9 ounces of silver per ton over 8.9 feet). Subsequently, two more vein exposures have been intersected, with assays pending.

        GBG had previously announced an Inferred Resource for the three vein systems.

        The current Stage 1 underground exploration program at Hollister consists of about 5,600 feet of decline and underground development to access the two vein systems, including associated cross-cuts and diamond drill stations. Mining of approximately 5,000 tons of bulk sample from the different veins within the system is planned, along with an estimated 55,000 feet of diamond drilling from underground locations.

6500 N Mineral Drive, Suite 200 • Coeur d’Alene, Idaho 83815-9408 • 208/769-4100 • FAX 208/769-7612

        The main modifications to the Earn-in Agreement are as follows:

  Hecla commits to complete and fund 100% of the remaining Stage 1 earn-in activities by March 31, 2007.
  Hecla and GBG will fund Stage 2 equally. Hecla will fund GBG’s share of any Stage 2 activities until Hecla delivers the Feasibility Study, at which time GBG will reimburse Hecla for GBG’s Stage 2 expenses. Stage 2 activities are those which consist primarily of the development of the HDB into a mining operation, and lead to Commercial Production.
  If the decision is made to develop and operate a mine, Hecla must achieve Commercial Production by August 2, 2009, as a condition of earning a 50% working interest in the project.
  Hecla is entitled to the proceeds of the first 50,000 ounces of gold (or equivalent) up to the actual costs of Stage 1 activities plus 15%, not to exceed $25.07 million, from Pre-production Stage 1 activities, thereafter any Pre-production revenues will be shared 50/50.
  Hecla and GBG agree to terminate the litigation and execute mutual releases.

        Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States, Venezuela and Mexico. A 115-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

        Great Basin Gold Ltd., headquartered in Vancouver, British Columbia, has two advanced stage gold projects in the world’s best known gold environments — Burnstone Project in the Witwatersrand Basin of South Africa and the Hollister Development Block Project in the Carlin Trend of Nevada, USA. Great Basin Gold Ltd. trades in the US on the American Stock Exchange under the symbol GBN and in Canada on the Toronto Stock Exchange (TSX) under the symbol GBG.

        Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

        Cautionary Note to Investors — The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as “resource,” “reserve,” and “inferred resource” that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC’s website at http://www.sec.gov/edgar.shtml.

Contact: Vicki Veltkamp, vice president - investor and public relations, 208/769-4144
Hecla’s Home Page can be accessed on the Internet at: http://www.hecla-mining.com

6500 N Mineral Drive, Suite 200 • Coeur d’Alene, Idaho 83815-9408 • 208/769-4100 • FAX 208/769-7612